Exhibit 99.1

VIRPAX PHARMACEUTICALS REPORTS 2024 SECOND QUARTER RESULTS AND RECENT DEVELOPMENTS

BERWYN, PA, August 13, 2024 — Virpax® Pharmaceuticals, Inc. (“Virpax” or the “Company”) (NASDAQ: VRPX), a company specializing in developing non-addictive products for pain management, post-traumatic stress disorder, central nervous system (CNS) disorders and viral barrier indications, today announced its financial results for the three months ended June 30, 2024, and other recent developments.

“After successful meetings at BIO in San Diego, we remain encouraged by the progress we have made in advancing our product candidates, identifying and applying for additional grants, and engaging in discussions for licensing and other opportunities with a steady stream of potential new partners,” stated Gerald W. Bruce, CEO of Virpax Pharmaceuticals.

“Last month we reported positive results from a pharmacokinetics and safety study in a Swine Model pilot study for our lead asset, Probudur™, our long-acting liposomal bupivacaine formulation for immediate and extended pain relief. This followed encouraging results from our Maximum Tolerated Dose study in Sprague-Dawley Rats that we announced at the end of April,” continued Mr. Bruce. “We expect to announce additional results from our remaining studies in anticipation of our first-in-human trials.”

“Additionally, we were able to secure financing and pay off the remaining balance of our litigation settlement, removing the overhang on our stock and finally putting this issue firmly behind us. We also regained compliance with the minimum bid price requirement for continued listing on Nasdaq,” concluded Mr. Bruce.

RECENT DEVELOPMENTS

●	During July 2024, Virpax received proceeds of approximately $2.8 million from the issuance of approximately two million shares of common stock received from investors who exercised warrants received in the May 15th public offering.

●	On July 24, Virpax announced that it had received formal notice from the Listing Qualifications staff of The Nasdaq Stock Market indicating that Virpax had regained compliance with the minimum bid price requirement, one of the two Nasdaq citations received, for continued listing on the exchange.

●	On July 10, Virpax announced results for a pharmacokinetics (PK) and safety study in a Swine Model pilot study for Probudur, Virpax’s long-acting liposomal bupivacaine formulation injected at a wound site to provide both immediate and extended pain relief. Probudur was subcutaneously injected into 4 juvenile domestic pigs at a dose of 30 mg/kg and was well-tolerated by all of the pigs and demonstrated a long-term, slow-release profile. Histopathology was also conducted at the injection site and Probudur was well-tolerated by all pigs in this study.

●	On July 8, Virpax announced that it closed a $2.5 million secured loan financing from an institutional investor which enabled the final payment of its litigation settlement. As a condition of the financing, the Company’s Board of Directors has been reorganized, and has been reduced to seven members from eight. Four new board members were selected by the institutional investor and appointed to the Board, and five former Board members resigned.

The loan was subsequently repaid in full on July 25th from proceeds of warrants exercised by investors who participated in the Company’s May 15th public offering.

●	On June 3, 2024, Gerald W. Bruce, CEO of Virpax, delivered the corporate presentation at the Bio International Convention in San Diego and hosted numerous meetings with interested parties.

●	On May 15, 2024, Virpax announced a public offering of 1,666,667 shares of common stock (or common stock equivalents in lieu thereof), Series A-1 common warrants to purchase up to 1,666,667 shares of common stock, and Series A-2 common warrants to purchase up to 1,666,667 shares of common stock, at a combined public offering price of $1.35 per share and associated Series A-1 common warrant to purchase one share of common stock and Series A-2 common warrant to purchase one share of common stock, for aggregate gross proceeds of approximately $2.25 million, before deducting placement agent fees and other offering expenses. The Series A-1 and A-2 warrants have an exercise price of $1.35 per share, will be exercisable immediately, and will expire five years and eighteen months from the initial issuance date, respectively.

●	On April 30, 2024, Virpax announced the results of Maximum Tolerated Dose Study for Probudur. The dosing ranges were selected based on a prior preliminary study. All doses of Probudur were well-tolerated. There were no noteworthy effects on body weight, clinical chemistry, hematology, or coagulation. It was also observed that bupivacaine appears to be less toxic in the presence of liposomes than when administrated as a free drug.

FINANCIAL RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2024

General and administrative expenses were $1.5 million for the three months ended June 30, 2024, compared to $1.9 million for the same period in 2023. The primary reason for the decrease in general and administrative costs was due to severance expense recorded for the three months ended June 30, 2023, related to our former CFO, which was not incurred in 2024, along with reduced stock option and Directors and Officers insurance expense.

Research and development expenses were $2.0 million for the three months ended June 30, 2024, compared to $1.3 million for the same period in 2023. The increase was primarily attributable to $1.1 million related to preclinical activities for Probudur, the Company’s lead asset. This was partially offset by a decrease in AnQlar and Epoladerm preclinical activities, including credit for cancellation of a prior AnQlar contract.

The operating loss for the three months ended June 30, 2024, was $3.5 million, compared to $3.1 million for the same period in 2023.

On June 30, 2024, Virpax had cash of approximately $1.9 million.

About Virpax Pharmaceuticals

Virpax is developing branded, non-addictive pain management products candidates using its proprietary technologies to optimize and target drug delivery. Virpax is initially seeking FDA approval for two prescription drug candidates that employ two different patented drug delivery platforms. Probudur™ is a single injection liposomal bupivacaine formulation being developed to manage post-operative pain and Envelta™ is an intranasal molecular envelope enkephalin formulation being developed to manage acute and chronic pain, including pain associated with cancer. Virpax is also using its intranasal Molecular Envelope Technology (MET) to develop one other prescription product candidate, NobrXiol™, which is being developed for the nasal delivery of a pharmaceutical-grade cannabidiol (CBD) for the management of rare pediatric epilepsy. Virpax has competitive cooperative research and development agreements (CRADAs) for two of its prescription drug candidates, one with the National Institutes of Health (NIH) and one with the Department of Defense (DOD). Virpax is also seeking approval of two nonprescription product candidates: AnQlar, which is being developed to inhibit viral replication caused by influenza or SARS-CoV-2, and Epoladerm™, which is a topical diclofenac spray film formulation being developed to manage pain associated with osteoarthritis. For more information, please visit virpaxpharma.com and follow us on Twitter, LinkedIn and YouTube.

Forward-Looking Statement

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended, including those described below. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms and include statement regarding announcing additional results from our remaining studies in anticipation of our first-in-human trials . These statements relate to future events and involve known and unknown risks, uncertainties, and other factors, including the Company’s ability to successfully complete research and further development and commercialization of Company drug candidates in current or future indications; the Company’s ability to obtain additional grants to help fund upcoming clinical trials; the Company’s ability to manage and successfully complete clinical trials and the research and development efforts for multiple product candidates at varying stages of development; the timing, cost and uncertainty of obtaining regulatory approvals for the Company’s product candidates; the Company’s ability to protect its intellectual property; the Company’s ability to maintain its Nasdaq listing and cure the stockholder’s equity deficiency; the Company’s ability to obtain capital to meet its current and long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete studies and clinical trials that the Company plans to initiate and other factors listed under “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that the Company has filed with the U.S. Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2024	December 31, 2023

ASSETS
Current assets
Cash	$1,870,729	$9,141,512
Prepaid expenses and other current assets	719,880	486,833
Total current assets	2,590,609	9,628,345
Total assets	$2,590,609	$9,628,345

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,885,107	$1,694,024
Litigation liability	2,500,000	6,000,000
Total current liabilities	5,385,107	7,694,024
Total liabilities	5,385,107	7,694,024

Commitments and contingencies

Stockholders’ (deficit) equity
Preferred stock, par value $0.00001, 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2024, and December 31, 2023	—	—
Common stock, $0.00001 par value; 100,000,000 shares authorized, 2,837,898 shares issued and outstanding as of June 30, 2024; and 1,171,233 shares issued and outstanding as of December 31, 2023	28	12
Additional paid-in capital	63,420,289	61,478,444
Accumulated deficit	(66,214,815)	(59,544,135)
Total stockholders’ (deficit) equity	(2,794,498)	1,934,321
Total liabilities and stockholders’ (deficit) equity	$2,590,609	$9,628,345

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
OPERATING EXPENSES
General and administrative (net of insurance reimbursement of $0 and $1,250,000 during the three and six months ended June 30, 2023 - See Note 5)	$1,502,288	$1,948,700	$3,191,470	$2,364,151
Research and development	1,956,094	1,290,787	3,569,369	2,526,401
Total operating expenses	3,458,382	3,239,487	6,760,839	4,890,552
Loss from operations	(3,458,382)	(3,239,487)	(6,760,839)	(4,890,552)

OTHER INCOME (EXPENSE)
Interest expense	(11,002)	—	(11,002)	—
Other income	19,128	126,720	101,161	257,251
Total other income	8,126	126,720	90,159	257,251
Net loss	$(3,450,256)	$(3,112,767)	$(6,670,680)	$(4,633,301)

Basic and diluted net loss per share	$(1.75)	$(2.66)	$(4.24)	$(3.96)
Basic and diluted weighted average common stock outstanding	1,977,093	1,171,233	1,574,163	1,171,233

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,670,680)	$(4,633,301)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	145,229	358,840
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(233,047)	(469,003)
Accounts payable and accrued expenses	885,559	552,180
Litigation liability	(3,500,000)	—
Net cash used in operating activities	(9,372,939)	(4,191,284)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from public offering	2,249,993	—
Payments for issuance costs	(453,368)	—
Issuance of common stock upon exercise of pre-funded warrants	7	—
Proceeds from insurance financing agreement	502,798	—
Payments to insurance financing agreement	(197,274)	—
Net cash provided by financing activities	2,102,156	—

Net change in cash	(7,270,783)	(4,191,284)
Cash, beginning of period	9,141,512	18,995,284
Cash, end of period	$1,870,729	$14,804,000

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Investors Relations Contact:	Media Contact:
Betsy Brod	Robert Cavosi
Affinity Growth Advisors	RooneyPartners
betsy.brod@affinitygrowth.com	rcavosi@rooneypartners.com
(212) 661-2231	(646) 638-9891

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